EXHIBIT 2.3
ASSIGNMENT AGREEMENT
     This Assignment (this “Assignment”) is entered into effective as of August 17, 2005 (the “Effective Date”), by and between Macquarie Investment Holdings Inc., a Delaware corporation (“Assignor”) and Macquarie Infrastructure Company Inc., a Delaware corporation (“Assignee”).
Recitals
     Assignor has entered into a Purchase Agreement (the “Purchase Agreement”) dated as of August 2, 2005, as amended by a First Amendment to Purchase Agreement dated as of August 17, 2005, by and between k1 Ventures Limited, K-1 HGC Investment, L.L.C. and Assignor; and
     Assignor has agreed to assign its rights and obligations under the Purchase Agreement to Assignee and Assignee has agreed to acquire such rights and obligations.
     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:
     (1) Assignment. Effective as of the Effective Date, Assignor does hereby transfer and assign to Assignee all of Assignor’s rights and obligations under the Purchase Agreement.
     (2) Assumption. Effective as of the Effective Date, Assignee hereby assumes all of the obligations of Assignor as “Buyer” under the Purchase Agreement and agrees to be bound by the terms of the Purchase Agreement.
     (3) Indemnification. Assignee agrees to indemnify and hold harmless Assignor, its affiliates and each of their respective officers, directors and employees, from and against any costs, judgments, claims, liabilities, damages, losses, penalties and expenses of any kind (including reasonable attorneys’ fees and expenses of investigation) arising out of or relating to Assignee’s rights and obligations as “Buyer” under the Purchase Agreement.
     (4) Joinder Agreement. To evidence its acceptance of the assignment of all of Assignees rights and obligations under the Purchase Agreement, and to become a party to the Purchase Agreement, Assignee agrees to execute a Joinder Agreement in the form attached to the Purchase Agreement as Exhibit E.
     (5) CHOICE OF LAW. THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     (6) Further assurances. Assignor and Assignee will promptly, upon reasonable request and at the sole expense of the requesting party, execute and deliver all such other documents and take such other actions as may be reasonably necessary to effectuate the intent and provisions of this Assignment.

     IN WITNESS WHEREOF, Assignor and Assignee each respectively has caused this Assignment to be executed by its undersigned officers.

ASSIGNOR:

MACQUARIE INVESTMENT HOLDINGS INC.

By:	/s/ Murray Bleach/Andrew Ancone

Name:	Murray Bleach/Andrew Ancone

Title:	/

ASSIGNEE:

MACQUARIE INFRASTRUCTURE COMPANY INC. (d/b/a Macquarie Infrastructure Company (US))

By:	/s/ Stephen Peet

Name:	Stephen Peet

Title:	Vice President